Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS FOURTH QUARTER
AND FISCAL 2019 RESULTS

ANNOUNCES 12% INCREASE IN QUARTERLY CASH DIVIDEND

PROVIDES FIRST QUARTER AND FISCAL 2020 GUIDANCE

Dublin, California, March 3, 2020 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended February 1, 2020 grew 7% to $1.28 on net income of $456 million. Sales for the fourth quarter of 2019 were $4.4 billion, with comparable store sales up 4% on top of a 4% gain in the prior year period.

For the 2019 fiscal year, earnings per share increased 8% to $4.60, compared to $4.26 in the prior year. Net income for the period was $1.7 billion, up from $1.6 billion last year. Sales for the 2019 year grew 7% to $16.0 billion, with same store sales up 3% on top of a 4% gain last year.

Earnings results for both the 2019 and 2018 fourth quarters and fiscal years reflect one-time, non-cash gains of $.02 and $.07 per share, respectively, primarily related to the favorable resolution of tax matters.

Barbara Rentler, Chief Executive Officer, commented, “We delivered strong sales and earnings growth for both the fourth quarter and fiscal year. Our ongoing ability to offer compelling bargains to our customers enabled us to achieve these results despite our own challenging multi-year comparisons and a fiercely competitive holiday season.”

Ms. Rentler continued, “Fourth quarter operating margin of 13.3% was slightly better than expected, driven by higher merchandise margin.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Update on Stock Repurchase Program

During the fourth quarter and fiscal 2019 we repurchased a total of 2.7 million and 12.3 million shares of common stock, respectively, for an aggregate price of $309 million in the quarter and $1.275 billion for the full year. These purchases were made pursuant to the two-year $2.55 billion program announced in March 2019. We expect to complete the $1.275 billion remaining under the authorization in fiscal 2020.

Declaration of Higher Quarterly Cash Dividend

The Company’s Board of Directors also recently approved an increase in the quarterly cash dividend to $.285 per share, up 12% over the prior year. This higher quarterly dividend is payable on March 31, 2020 to stockholders of record as of March 17, 2020.

Ms. Rentler noted, “The increases to our shareholder payouts for 2020 reflect our ongoing confidence in the Company’s ability to generate significant amounts of cash after funding our growth and the other capital needs of our business. We have repurchased stock as planned every year since 1993 and raised our cash dividend annually since 1994. This consistent record reflects our ongoing commitment to enhancing stockholder value and returns.”

Fiscal 2020 Guidance

Looking ahead, Ms. Rentler said, “As we enter 2020, we continue to face our own strong long-term sales and earnings results plus ongoing uncertainty in the macro-economic, political, and retail landscapes. Therefore, while we hope to do better, we believe it is prudent to maintain a somewhat cautious outlook when projecting our performance for the coming year.”

Ms. Rentler added, “Our guidance also does not reflect the potential unknown impacts from the evolving coronavirus outbreak. While we are closely monitoring the situation, there remains a high level of uncertainty over supply chain disruptions in China. In addition, it is unclear how a further possible spread of the coronavirus could negatively impact U.S. consumer demand.”

For the 52 weeks ending January 30, 2021, the Company is planning same store sales to grow 1% to 2% and earnings per share of $4.67 to $4.88. We also plan to open about 100 stores this year, consisting of approximately 75 Ross Dress for Less and 25 dd’s DISCOUNTS locations.

For the first quarter ending May 2, 2020, comparable store sales are forecast to be up 1% to 2% with earnings per share projected to be $1.16 to $1.21 versus $1.15 for the first quarter ended May 4, 2019.

The Company will host a conference call on Tuesday, March 3, 2020 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2019 results, and management’s outlook and guidance for fiscal 2020. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #7499025 until 8:00 p.m. Eastern time on March 10, 2020, as well as on the Company’s website.

Forward-Looking Statements: This press release contains forward-looking statements regarding expected sales, earnings levels, new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, or public health issues (such as pandemics); our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2018, and Form 10-Qs and Form 8-Ks for fiscal 2019. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2019 revenues of $16.0 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,546 locations in 39 states, the District of Columbia, and Guam at fiscal 2019 year-end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 259 dd’s DISCOUNTS® in 19 states at the end of fiscal 2019 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
($000, except stores and per share data, unaudited)	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019

Sales	$4,413,445	$4,107,388	$16,039,073	$14,983,541

Costs and Expenses
Cost of goods sold	3,224,237	2,989,744	11,536,187	10,726,277
Selling, general and administrative	601,879	575,969	2,356,704	2,216,550
Interest income, net	(3,287)	(5,313)	(18,106)	(10,162)
Total costs and expenses	3,822,829	3,560,400	13,874,785	12,932,665

Earnings before taxes	590,616	546,988	2,164,288	2,050,876
Provision for taxes on earnings	134,483	105,295	503,360	463,419
Net earnings	$456,133	$441,693	$1,660,928	$1,587,457

Earnings per share
Basic	$1.29	$1.21	$4.63	$4.30
Diluted	$1.28	$1.20	$4.60	$4.26

Weighted average shares outstanding (000)
Basic	354,090	365,202	358,462	369,533
Diluted	356,918	368,365	361,182	372,678

Stores open at end of period	1,805	1,717	1,805	1,717

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	February 1, 2020	February 2, 2019
Assets

Current Assets
Cash and cash equivalents	$1,351,205	$1,412,912
Accounts receivable	102,236	96,711
Merchandise inventory	1,832,339	1,750,442
Prepaid expenses and other	147,048	143,954
Total current assets	3,432,828	3,404,019

Property and equipment, net	2,653,436	2,475,201
Operating lease assets	3,053,782	—
Other long-term assets	208,321	194,471
Total assets	$9,348,367	$6,073,691

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,296,482	$1,177,104
Accrued expenses and other	462,111	431,596
Current operating lease liabilities	564,481	—
Accrued payroll and benefits	364,435	363,035
Income taxes payable	14,425	37,749
Total current liabilities	2,701,934	2,009,484

Long-term debt	312,891	312,440
Non-current operating lease liabilities	2,610,528	—
Other long-term liabilities	214,086	321,713
Deferred income taxes	149,679	124,308

Commitments and contingencies

Stockholders’ Equity	3,359,249	3,305,746
Total liabilities and stockholders’ equity	$9,348,367	$6,073,691

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	February 1, 2020	February 2, 2019

Cash Flows From Operating Activities
Net earnings	$1,660,928	$1,587,457
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	350,892	330,357
Stock-based compensation	95,438	95,585
Deferred income taxes	32,009	31,777
Change in assets and liabilities:
Merchandise inventory	(81,897)	(108,707)
Other current assets	(10,315)	(30,789)
Accounts payable	114,153	110,483
Other current liabilities	30,513	37,080
Income taxes	(35,239)	3,706
Operating lease assets and liabilities, net	15,631	—
Other long-term, net	(567)	9,728
Net cash provided by operating activities	2,171,546	2,066,677

Cash Flows From Investing Activities
Additions to property and equipment	(555,483)	(413,898)
Proceeds from investments	517	3,489
Net cash used in investing activities	(554,966)	(410,409)

Cash Flows From Financing Activities
Payment of long-term debt	—	(85,000)
Issuance of common stock related to stock plans	22,209	20,112
Treasury stock purchased	(60,665)	(54,384)
Repurchase of common stock	(1,275,000)	(1,075,000)
Dividends paid	(369,793)	(337,189)
Net cash used in financing activities	(1,683,249)	(1,531,461)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(66,669)	124,807

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	1,478,079	1,353,272
End of period	$1,411,410	$1,478,079

Reconciliations:
Cash and cash equivalents	$1,351,205	$1,412,912
Restricted cash and cash equivalents included in prepaid expenses and other	10,235	11,402
Restricted cash and cash equivalents included in other long-term assets	49,970	53,765
Total cash, cash equivalents, and restricted cash and cash equivalents:	$1,411,410	$1,478,079

Supplemental Cash Flow Disclosures
Interest paid	$12,682	$18,105
Income taxes paid	$506,591	$427,930